Exhibit 4.5

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2021, SuRo Capital Corp., a Maryland corporation (the “Company,” "we," "our," or "us"), had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) its common stock, par value $0.01 per share (“common stock”) and (ii) its 6.00% Notes due 2026 (“6.00% Notes due 2026”).
Description of Common Stock
The following description of our common stock is based on the relevant portions of the Maryland General Corporation Law (the “MGCL”) and on our articles of amendment and restatement, as amended (the “charter”), and our second amended and restated bylaws (the “bylaws”). This description may not contain all of the information that is important to you and is qualified in its entirety by, and should be read in conjunction with, the relevant portions of the MGCL and our charter and bylaws. We refer you to the MGCL and our charter and bylaws for a more detailed description of the provisions summarized below.
General
As of December 31, 2021, our authorized stock consisted solely of 100,000,000 shares of common stock, par value $0.01 per share, and no shares of preferred stock. Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol “SSSS.” As of December 31, 2021, 1,627,967 shares of common stock were authorized for issuance under the SuRo Capital Corp. Amended and Restated 2019 Equity Incentive Plan. There are no outstanding options or warrants to purchase our common stock. Under Maryland law, our stockholders generally are not personally liable for our debts or obligations.
Under our charter our board of directors is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock without obtaining stockholder approval. As permitted by the MGCL, our charter provides that the board of directors, without any action by our stockholders, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.
All shares of our common stock have equal rights as to earnings, assets, voting, and distributions and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Shares of our common stock have no preemptive, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by the MGCL, subject to the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”).

Our charter authorizes us, to the maximum extent permitted by the MGCL and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by the MGCL and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of us in any of the capacities described above and any of our employees or agents or any employees or agents of our predecessor. In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either, case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer in advance of final disposition of a proceeding upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Certain Provisions of the MGCL and Our Charter and Bylaws

The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise, the material ones of which are discussed below. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We expect the benefits of these provisions to outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Classified Board of Directors

Our board of directors is divided into three classes of directors serving staggered three-year terms. The current terms of the first, second and third classes will expire in 2024, 2022, and 2023, respectively, and in each case, those directors will serve until their successors are elected and qualify. Upon expiration of their terms, directors of each class will be elected to serve for three-year terms and until their successors are duly elected and qualify and each year one class of directors will be elected by the stockholders. A classified Board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of our management and policies.

Election of Directors

Our bylaws, as authorized by our charter, provide that a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present is required to elect a director. Pursuant to our charter our board of directors may amend the bylaws to alter the vote required to elect directors.

Number of Directors; Vacancies; Removal

Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than one nor more than nine. Our charter provides that, at such time as we have at least three independent directors and our common stock is registered under the Exchange Act, as amended, we elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, at such time, except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.

Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or (unless the charter provides for stockholder action by less than unanimous written consent, which our charter does not) by unanimous written consent in lieu of a meeting. These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by the board of directors or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of directors at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the board of directors or (3) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.
Calling of Special Meetings of Stockholders
Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Our charter also provides that the following matters require the approval of stockholders entitled to cast at least 80% of the votes entitled to be cast: (i) certain charter amendments; (ii) any proposal for our conversion, whether by merger or otherwise, from a closed-end company to an open-end company; (iii) any proposal for our liquidation or dissolution; or (iv) any proposal regarding a merger, consolidation, share exchange or sale or exchange of all or substantially all of our assets that the MGCL requires to be approved by our stockholders. However, if such amendment or proposal is approved by a majority of our continuing directors (in addition to approval by our board of directors), such amendment or proposal may be approved by a majority of the votes entitled to be cast on such a matter. The “continuing directors” are defined in our charter as (1) our current directors, (2) those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of our current directors then on the board of directors or (3) any successor directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors or the successor continuing directors then in office. In any event, in accordance with the requirements of the 1940 Act, any amendment or proposal that would have the effect of changing the nature of our business so as to cause us to cease to be, or to withdraw our election as, a business development company would be required to be approved by a majority of our outstanding voting securities, as defined under the 1940 Act.

Our charter and bylaws provide that the board of directors will have the exclusive power to make, alter, amend or repeal any provision of our bylaws.

No Appraisal Rights

Except with respect to appraisal rights arising in connection with the Control Share Act discussed below, as permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of the board of directors shall determine such rights apply.

Control Share Acquisitions

The MGCL, pursuant to the Control Share Act (the “Control Share Act”), provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the increasing ranges of voting power listed in the Control Share Act. The requisite stockholder approval must be obtained each time an acquiror crosses one of the thresholds of voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

Our bylaws contain a provision exempting from the Control Share Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our bylaws to be subject to the Control Share Act only if our board of directors determines that it would be in our best interests and if the SEC staff does not object to our determination that our being subject to the Control Share Act does not conflict with the 1940 Act. The SEC staff has issued informal guidance setting forth its position that, if a closed-end investment company opts in to and triggers the Control Share Act, it would not violate Section 18(i) of the 1940 Act if the determination do so by the board of directors of the closed-end investment company was taken with reasonable care on a basis consistent with other applicable duties and laws, including those to the fund and its shareholders generally.

Business Combinations

Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder (the “Business Combination Act”). These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or
•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.
A person is not an interested stockholder under this statute if the board of directors approved in advance the transaction by which the stockholder otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
•80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the board of directors, including a majority of the directors who are not “interested pers as defined in the 1940 Act. This resolution may be altered or repealed in whole or in part at any time; however, our board of directors will adopt resolutions so as to make us subject to the provisions of the Business Combination Act only if the board of directors determines that it would be in our best interests and if the SEC staff does not object to our determination that our being subject to the Business Combination Act does not conflict with the 1940 Act. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Conflict with 1940 Act

Our bylaws provide that, if and to the extent that any provision of the MGCL, including the Control Share Act (if we amend our bylaws to be subject to such Act) and the Business Combination Act, or any provision of our charter or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.
Description of 6.00% Notes due 2026
The following description of our 6.00% Notes due 2026 is based on the material terms and provisions of such notes and the base indenture, dated as of March 28, 2018 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “trustee”), as supplemented by the second supplemental indenture, dated as of December 17, 2021 (together with the Base Indenture, the “indenture”), between the Company and the trustee, which govern the 6.00% Notes due 2026. This description may not contain all of the information that is important to you and is qualified in its entirety by, and should be read in conjunction with, the relevant portions of the indenture and the 6.00% Notes due 2026. We refer you to the indenture and the 6.00% Notes due 2026 for a more detailed description of the terms and provisions summarized below.
General
On December 17, 2021, we issued $70.0 million in aggregate principal amount of the 6.00% Notes due 2026, and on December 21, 2021, we issued an additional $5.0 million in aggregate principal amount of the 6.00% Notes due 2026 pursuant to an overallotment option. As of December 31, 2021, we had $75.0 million in aggregate principal amount of the 6.00% Notes due 2026 outstanding and we were in compliance with the terms and provisions of the indenture. The 6.00% Notes due 2026 are listed on the Nasdaq Global Select Market under the ticker symbol “SSSSL.”
As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the 6.00% Notes due 2026 are governed by the indenture. An indenture is a contract between us and the financial institution acting as trustee on behalf of the holders, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce holders’ rights against us if we default. However, there are some limitations on the extent to which the trustee acts on holders’ behalf, which are described in the second paragraph under “- Events of Default - Remedies if an Event of Default Occurs” below. Second, the trustee performs certain administrative duties for us with respect to the 6.00% Notes due 2026.
The 6.00% Notes due 2026 mature on December 30, 2026. The principal payable at maturity will be 100% of the aggregate principal amount. The interest rate of the 6.00% Notes due 2026 is 6.00% per year, payable quarterly on every March 30, June 30, September 30, and December 30 of each year, beginning on March 30, 2022, and the regular record dates for interest payments are every March 15, June 15, September 15, and December 15 of each year, commencing on March 15, 2022. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment. The initial interest period is the period from and including December 17, 2021, to , but excluding, the initial interest payment date, and the subsequent interest periods are the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.
The 6.00% Notes due 2026 were issued in denominations of $25 and integral multiples of $25 in excess thereof. The 6.00% Notes due 2026 are not subject to any sinking fund and the holders do not have the option to have the 6.00% Notes due 2026 repaid prior to the stated maturity date.
The indenture does not limit the amount of debt (including secured debt) that may be issued by us or our subsidiaries under the indenture or otherwise, but does contain a covenant regarding our asset coverage that would have to be satisfied at the time of our incurrence of additional indebtedness. See “- Covenants” and “- Events of Default.” Other than as described under “- Covenants” below, the indenture does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “- Merger or Consolidation” below, the indenture does not contain any covenants or other provisions designed to afford holders of the 6.00% Notes due 2026 protection in the event of a highly leveraged transaction involving us or if our credit rating declines as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect an investment in the 6.00% Notes due 2026.
We have the ability to issue indenture securities with terms different from the 6.00% Notes due 2026 and, without the consent of the holders of the 6.00% Notes due 2026, to reopen the 6.00% Notes due 2026 and issue additional 6.00% Notes due 2026.
Covenants
In addition to any other covenants described below, as well as standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment and related matters, the following covenants will apply to the 6.00% Notes due 2026:
•We agree that, for the period of time during which the 6.00% Notes due 2026 are outstanding, we will not violate Section 18(a)(1)(A) as modified by such provisions of Section 61(a) of the 1940 Act as may be applicable to us from time to time or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC. Currently, these provisions generally prohibit us from incurring additional borrowings, including through the issuance of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 200% (or 150% if certain requirements are met) after such borrowings. Notwithstanding the foregoing, for the period of time during which the 6.00% Notes due 2026 are outstanding, we will not seek the requisite approval under the 1940 Act of our board of directors or our shareholders to reduce our asset coverage below 200%.
•We agree that, for the period of time during which the 6.00% Notes due 2026 are outstanding, we will not violate Section 18(a)(1)(B) as modified by (i) Section 61(a) of the 1940 Act or any successor provisions and after giving effect to any exemptive relief granted to us by the SEC and (ii) the two other exceptions set forth below. Section 18(a)(1)(B) as modified by Section 61(a) of the 1940 Act generally prohibits a BDC from declaring any cash dividend or distribution upon any class of its capital stock, or purchasing any such capital stock if its asset coverage, as defined in the 1940 Act, were below 200% (or 150% if certain requirements are met) at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution, or purchase. Under this covenant, we will be permitted to declare a cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a) of the 1940 Act or any successor provisions, but only up to such amount as is necessary for us to maintain our status as a RIC under Subchapter M of the Code. Notwithstanding the foregoing, for the period of time during which the 6.00% Notes due 2026 are outstanding, we will not seek the requisite approval under the 1940 Act of our board of directors or our shareholders to reduce our asset coverage below 200%.
•We agree that, for the period of time during which the 6.00% Notes due 2026 are outstanding, we will not incur any indebtedness or purchase any shares of our outstanding capital stock, unless, in every such case, at the time of the incurrence of such indebtedness or at the time of any such purchase, we have an asset coverage, as defined in the 1940 Act, of at least 300% after giving effect to the incurrence of such indebtedness and the application of the net proceeds therefrom or after deducting the amount of such purchase price, as the case may be.
•If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the 6.00% Notes due 2026 and the trustee, for the period of time during which the 6.00% Notes due 2026 are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable U.S. GAAP.
•We agree that, for the period of time during which the 6.00% Notes due 2026 are outstanding, we will not incur any secured or unsecured indebtedness that would be senior to the 6.00% Notes due 2026 other than (i) indebtedness incurred to buy short term, investment grade fixed income securities and for hedging purposes or (ii) in connection with redeeming 100% of the 6.00% Notes due 2026 in accordance with the indenture. For the avoidance of any doubt, the foregoing shall not otherwise limit the Company's ability to partially redeem the 6.00% Notes due 2026 in accordance with the terms of the indenture.
•We agree that, for the period of time during which the 6.00% Notes due 2026 are outstanding, we will use commercially reasonable efforts to maintain a credit rating on the 6.00% Notes due 2026 by a “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; provided that no minimum rating will be required.
Optional Redemption
The 6.00% Notes due 2026 may be redeemed, in whole or in part, at any time or from time to time, at our option on or after December 30, 2024, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount of the 6.00% Notes due 2026 to be redeemed plus accrued and unpaid interest payments otherwise payable thereon for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption.
A holder may be prevented from exchanging or transferring the 6.00% Notes due 2026 when such notes are subject to redemption. In case any 6.00% Notes due 2026 are to be redeemed in part only, the redemption notice will provide that, upon surrender of such 6.00% Notes due 2026, the holder will receive, without a charge, a new note or notes of authorized denominations representing the principal amount of the holder’s remaining unredeemed 6.00% Notes due 2026. Any exercise of our option to redeem the 6.00% Notes due 2026 will be done in compliance with the 1940 Act, to the extent applicable.
If we redeem only some of the 6.00% Notes due 2026, the trustee or, with respect to global securities, DTC, will determine the method for selection of the particular 6.00% Notes due 2026 to be redeemed, in accordance with the indenture and the 1940 Act, to the extent applicable, and in accordance with the rules of any national securities exchange or quotation system on which the 6.00% Notes due 2026 are listed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the 6.00% Notes due 2026 called for redemption.

Global Securities
Each 6.00% Notes due 2026 will be issued in book-entry form and represented by a global security that we deposit with and register in the name of DTC or its nominee. A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all the 6.00% Notes due 2026 represented by a global security, and investors will be permitted to own only beneficial interests in a global security. For more information about these arrangements, see “- Book-Entry Procedures” below.
Termination of a Global Security
If a global security is terminated for any reason, interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated 6.00% Notes due 2026 directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.
Conversion and Exchange
The 6.00% Notes due 2026 are not convertible into or exchangeable for other securities.
Payment and Paying Agents
We will pay interest to the person listed in the trustee’s records as the owner of the 6.00% Notes due 2026 at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the 6.00% Notes due 2026 on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling the 6.00% Notes due 2026 must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the 6.00% Notes due 2026 to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”
Payments on Global Securities
We will make payments on the 6.00% Notes due 2026 so long as they are represented by a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “- Book-Entry Procedures” below.
Payments on Certificated Securities
In the event the 6.00% Notes due 2026 become represented by certificated securities, we will make payments on the 6.00% Notes due 2026 as follows. We will pay interest that is due on an interest payment date to the holder of the 6.00% Notes due 2026 as shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee and/or at other offices that may be specified in the indenture or a notice to holders against surrender of the 6.00% Notes due 2026.
Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.
Payment When Offices Are Closed
If any payment is due on the 6.00% Notes due 2026 on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a default under the 6.00% Notes due 2026 or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.
Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the 6.00% Notes due 2026.
Events of Default
A holder will have rights if an Event of Default occurs in respect of the 6.00% Notes due 2026 and the Event of Default is not cured, as described later in this subsection.
The term “Event of Default” in respect of the 6.00% Notes due 2026 means any of the following:
•We do not pay the principal of any 6.00% Notes due 2026 when due and payable at maturity;
•We do not pay interest on any 6.00% Notes due 2026 when due and payable, and such default is not cured within 30 days of its due date;
•We remain in breach of any other covenant in respect of the 6.00% Notes due 2026 for 60 days after we receive a written notice of default stating we are in breach (the notice must be sent by either the trustee or holders of at least 25% of the principal amount of the outstanding 6.00% Notes due 2026);
•We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 60 days; or
•On the last business day of each of twenty-four consecutive calendar months, the 6.00% Notes due 2026 have an asset coverage (as such term is defined in the 1940 Act) of less than 100%, giving effect to any exemptive relief granted to us by the SEC.
An Event of Default for the 6.00% Notes due 2026 may, but does not necessarily, constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of the 6.00% Notes due 2026 of any default, except in the payment of principal or interest, if it in good faith considers the withholding of notice to be in the best interests of the holders.
Remedies if an Event of Default Occurs
If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of the 6.00% Notes due 2026 may declare the entire principal amount of all the 6.00% Notes due 2026 to be due and immediately payable, but this does not entitle any holder of 6.00% Notes due 2026 to any redemption payout or redemption premium. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the 6.00% Notes due 2026 if (1) we have deposited with the trustee all amounts due and owing with respect to the 6.00% Notes due 2026 (other than principal or any payment that has become due solely by reason of such acceleration) and certain other amounts, and (2) any other Events of Default have been cured or waived.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability reasonably satisfactory to it (called an “indemnity”). If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the 6.00% Notes due 2026 may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.
Before a holder is allowed to bypass the trustee and bring its own lawsuit or other formal legal action or take other steps to enforce its rights or protect its interests relating to the 6.00% Notes due 2026, the following must occur:
•The holder must give the trustee written notice that an Event of Default has occurred and remains uncured;
•The holders of at least 25% in principal amount of all the 6.00% Notes due 2026 must make a written request that the trustee take action because of the default and must offer the trustee indemnity, security, or both reasonably satisfactory to it against the cost and other liabilities of taking that action;
•The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity and/or security; and
•The holders of a majority in principal amount of the 6.00% Notes due 2026 must not have given the trustee a direction inconsistent with the above notice during that 60-day period.
However, a holder is entitled at any time to bring a lawsuit for the payment of money due on its 6.00% Notes due 2026 on or after the due date.
Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.
Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the 6.00% Notes due 2026, or else specifying any default.
Waiver of Default
The holders of a majority in principal amount of the 6.00% Notes due 2026 may waive any past defaults other than a default:
•in the payment of principal (or premium, if any) or interest; or
•in respect of a covenant that cannot be modified or amended without the consent of each holder of the 6.00% Notes due 2026.
Merger or Consolidation
Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:
•where we merge out of existence or convey or transfer our assets substantially as an entirety, the resulting entity must agree to be legally responsible for our obligations under the 6.00% Notes due 2026;
•immediately after giving effect to the transaction, no default or Event of Default shall have happened and be continuing; and

•we must deliver certain certificates and documents to the trustee.
Modification or Waiver
There are three types of changes we can make to the indenture and the 6.00% Notes due 2026 issued thereunder.
Changes Requiring Approval
First, there are changes that we cannot make to the 6.00% Notes due 2026 without a holder’s specific approval. The following is a list of those types of changes:
•change the stated maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on the 6.00% Notes due 2026;
•reduce any amounts due on the 6.00% Notes due 2026 or reduce the rate of interest on the 6.00% Notes due 2026;
•reduce the amount of principal payable upon acceleration of the maturity of the 6.00% Notes due 2026 following a default;
•change the place or currency of payment on the 6.00% Notes due 2026;
•impair a holder’s right to sue for payment;
•reduce the percentage of holders of the 6.00% Notes due 2026 whose consent is needed to modify or amend the indenture; and
•reduce the percentage of holders of the 6.00% Notes due 2026 whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults or reduce the percentage of holders of the 6.00% Notes due 2026 required to satisfy quorum or voting requirements at a meeting of holders of the 6.00% Notes due 2026.
Changes Not Requiring Approval
The second type of change does not require any vote by the holders of the 6.00% Notes due 2026. This type is limited to clarifications and certain other changes that would not adversely affect holders of the 6.00% Notes due 2026 in any material respect.
Changes Requiring Majority Approval
Any other change to the indenture and the 6.00% Notes due 2026 would require the following approval:
•if the change affects only the 6.00% Notes due 2026, it must be approved by the holders of a majority in principal amount of the 6.00% Notes due 2026; and
•if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.
In each case, the required approval must be given by written consent.
The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture.

However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “- Changes Requiring Approval.”
Further Details Concerning Voting
When taking a vote, we will use the following rules to decide how much principal to attribute to the 6.00% Notes due 2026.
The 6.00% Notes due 2026 will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption or if we or any affiliate of ours own any 6.00% Notes due 2026. The 6.00% Notes due 2026 will also not be eligible to vote if they have been fully defeased as described later under “- Defeasance - Full Defeasance” below.
We will generally be entitled to set any day as a record date for the purpose of determining the holders of the 6.00% Notes due 2026 that are entitled to vote or take other action under the indenture. However, the record date may not be earlier than 30 days before the date of the first solicitation of holders to vote on or take such action and not later than the date such solicitation is completed. If we set a record date for a vote or other action to be taken by holders of the 6.00% Notes due 2026, that vote or action may be taken only by persons who are holders of the 6.00% Notes due 2026 on the record date and must be taken within eleven months following the record date.
Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the 6.00% Notes due 2026 or request a waiver.
Satisfaction and Discharge
The indenture will be discharged and will cease to be of further effect with respect to the 6.00% Notes due 2026 when:
•Either:
◦all the 6.00% Notes due 2026 that have been authenticated have been delivered to the trustee for cancellation; or
◦all the 6.00% Notes due 2026 that have not been delivered to the trustee for cancellation:
▪have become due and payable, or
•will become due and payable at their stated maturity within one year, or
•are to be called for redemption within one year,
▪and we, in the case of the first, second and third sub-bullets above, have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the 6.00% Notes due 2026, in amounts as will be sufficient, to pay and discharge the entire indebtedness (including all principal, premium, if any, and interest) on such 6.00% Notes due 2026 not previously delivered to the trustee for cancellation (in the case of 6.00% Notes due 2026 that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be;
•we have paid or caused to be paid all other sums payable by us under the indenture with respect to the 6.00% Notes due 2026; and

•we have delivered to the trustee an officers’ certificate and legal opinion, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture and the 6.00% Notes due 2026 have been complied with.
Defeasance
The following provisions will be applicable to the 6.00% Notes due 2026. “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the 6.00% Notes due 2026 when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the 6.00% Notes due 2026. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the indenture relating to the 6.00% Notes due 2026.
Covenant Defeasance
Under current U.S. federal income tax law and the indenture, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the 6.00% Notes due 2026 were issued. This is called “covenant defeasance.” In that event, holders would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay its 6.00% Notes due 2026. In order to achieve covenant defeasance, the following must occur:
•Since the 6.00% Notes due 2026 are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the 6.00% Notes due 2026 a combination of cash and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the 6.00% Notes due 2026 on their various due dates;
•We must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing holders to be taxed on the 6.00% Notes due 2026 any differently than if we did not make the deposit;
•We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with;
•Defeasance must not result in a breach or violation of, or result in a default under, the indenture or any of our other material agreements or instruments; and
•No default or Event of Default with respect to the 6.00% Notes due 2026 shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.
If we accomplish covenant defeasance, holders can still look to us for repayment of the 6.00% Notes due 2026 if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the 6.00% Notes due 2026 became immediately due and payable, there might be a shortfall. Depending on the event causing the default, holders may not be able to obtain payment of the shortfall.
Full Defeasance
If there is a change in U.S. federal income tax law, as described below, we can legally release ourselves from all payment and other obligations on the 6.00% Notes due 2026 (called “full defeasance”) if we put in place the following other arrangements for holders to be repaid:

•Since the 6.00% Notes due 2026 are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the 6.00% Notes due 2026 a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the 6.00% Notes due 2026 on their various due dates;
•We must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an Internal Revenue Service (“IRS”) ruling that allows us to make the above deposit without causing holders to be taxed on the 6.00% Notes due 2026 any differently than if we did not make the deposit;
•We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with;
•Defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any of our other material agreements or instruments; and
•No default or Event of Default with respect to the 6.00% Notes due 2026 shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.
If we ever did accomplish full defeasance, as described above, holders would have to rely solely on the trust deposit for repayment of the 6.00% Notes due 2026. Holders could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.
Form, Exchange and Transfer of Certificated Registered Securities
If registered 6.00% Notes due 2026 cease to be issued in book-entry form, they will be issued:
• only in fully registered certificated form;
• without interest coupons; and
• unless we indicate otherwise, in denominations of $25 and amounts that are multiples of $25.
Holders may exchange their certificated securities for 6.00% Notes due 2026 of smaller denominations or combined into fewer 6.00% Notes due 2026 of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.
Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering 6.00% Notes due 2026 in the names of holders transferring 6.00% Notes due 2026. We may appoint another entity to perform these functions or perform them ourselves.
Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.
We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.
If any certificated securities of a particular series are redeemable and we redeem less than all of the 6.00% Notes due 2026, we may block the transfer or exchange of those 6.00% Notes due 2026 selected for redemption during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated 6.00% Notes due 2026 selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Note that will be partially redeemed.
If registered 6.00% Notes due 2026 are issued in book-entry form, only the depositary will be entitled to transfer and exchange the 6.00% Notes due 2026 as described in this subsection, since it will be the sole holder of the 6.00% Notes due 2026.
Indenture Provisions - Ranking
The 6.00% Notes due 2026 are be our direct unsecured obligations and rank:
•pari passu with our existing and future unsecured, unsubordinated indebtedness;
•senior to any of our future indebtedness that expressly provides it is subordinated to the 6.00% Notes due 2026;
•effectively subordinated to any future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; provided, however, that we have agreed to not incur any secured or unsecured indebtedness that would be senior to the 6.00% Notes due 2026 while the 6.00% Notes due 2026 are outstanding, subject to certain exceptions; and
•structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries.
Governing Law
The indenture and the 6.00% Notes due 2026 will be governed by and construed in accordance with the laws of the State of New York.
The Trustee under the Indenture
U.S. Bank Trust Company, National Association (as successor in interest to U.S Bank National Association) serves as the trustee, paying agent, and security registrar under the indenture.
Resignation of Trustee
The trustee may resign or be removed with respect to the 6.00% Notes due 2026 provided that a successor trustee is appointed to act with respect to the 6.00% Notes due 2026. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.
Book-Entry Procedures
The 6.00% Notes due 2026 will be represented by global securities that will be deposited and registered in the name of DTC or its nominee. This means that, except in limited circumstances, holders will not receive certificates for the 6.00% Notes due 2026. Beneficial interests in the 6.00% Notes due 2026 will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the 6.00% Notes due 2026 through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.
The 6.00% Notes due 2026 will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered certificate will be issued for each issuance of the 6.00% Notes due 2026, in the aggregate principal amount thereof, and will be deposited with DTC. Interests in the 6.00% Notes due 2026 will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such 6.00% Notes due 2026 will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).
DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has a Standard & Poor’s Ratings Services’ rating of AA+. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.
Purchases of the 6.00% Notes due 2026 under the DTC system must be made by or through Direct Participants, which will receive a credit for the 6.00% Notes due 2026 on DTC’s records. The ownership interest of each actual purchaser of each security, or the “Beneficial Owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the 6.00% Notes due 2026 are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the 6.00% Notes due 2026, except in the event that use of the book-entry system for the 6.00% Notes due 2026 is discontinued.
To facilitate subsequent transfers, all 6.00% Notes due 2026 deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the 6.00% Notes due 2026 with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the 6.00% Notes due 2026; DTC’s records reflect only the identity of the Direct Participants to whose accounts the 6.00% Notes due 2026 are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the 6.00% Notes due 2026 within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.
Redemption proceeds, distributions, and interest payments on the 6.00% Notes due 2026 will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.
DTC may discontinue providing its services as securities depository with respect to the 6.00% Notes due 2026 at any time by giving reasonable notice to us or to the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for its accuracy.